Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Unaudited Pro Forma Financial Information

For purposes of the discussion below, (i) “Daré” refers to the entity Private Daré as it existed prior to the completion of the Daré Transaction (as defined in Note 1 below) and (ii) “Cerulean” refers to Cerulean Pharma Inc. as it existed prior to the completion of the Daré Transaction and before the Company was renamed Daré Bioscience, Inc.

The following selected unaudited pro forma condensed combined financial data presents the pro forma financial position and results of operations of the combined business based on the historical consolidated financial statements of Private Daré and Cerulean, after giving effect to the Novartis Transaction as defined below and the approval by Cerulean stockholders of the Daré Transaction.

On March 19, 2017, Cerulean entered into an asset purchase agreement with Novartis Institutes for BioMedical Research, Inc., a Delaware corporation (“Novartis”), pursuant to which Cerulean agreed to sell and assign to Novartis all of its right, title and interest in and to the patent rights, know-how and third-party license agreements relating to Cerulean’s proprietary Dynamic Tumor Targeting™ platform technology on the terms and subject to the conditions set forth in the Novartis Asset Purchase Agreement (the “Novartis Transaction”). At the closing of the Novartis Transaction, Novartis paid the purchase price of $6.0 million.

The unaudited pro forma condensed combined balance sheet as of June 30, 2017 gives effect to the Novartis Transaction and the Daré Transaction as if each took place on June 30, 2017. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2017 gives effect to the Novartis Transaction and the Daré Transaction as if each took place on January 1, 2017. These unaudited pro forma condensed combined financial statements include expenses incurred by both companies prior to the closing of the Daré Transaction.

The unaudited pro forma condensed combined statement of operations data for the year ended December 31, 2016 give effect to the Novartis Transaction and the Daré Transaction as if each took place on January 1, 2016. These data reflect management’s estimates at that time for closing cash, general operating expenses and transaction expenses incurred by both companies through the closing.

The following pro forma information does not reflect the effectiveness of the Reverse Stock Split (as defined in Note 1 below).

Unaudited Pro Forma Condensed Combined Balance Sheet

	June 30, 2017
(in thousands, except share data and per share data)	Private Daré	Adjusted Historical Cerulean Pharma	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$39	$7,244	$6,000	C	$13,283
Accounts receivable	—	31	—		31
Prepaid retention payments	—	—	—		—
Prepaid expenses and other current assets	3	859	—		862
Property and equipment held for sale	—	—	—		—

Total current assets	42	8,134	6,000		14,176
Property and equipment, net	—	17	—		17
Goodwill and intangible assets	—	—	10,451	D	10,451
Other assets	—	—	—		—

Total	$42	$8,151	$16,451		$24,644

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Convertible promissory note	$853	$—	$(853)	A	$—
Accounts payable	563	660	—		1,223
Accrued expenses	79	189	(79)	A	3,602
			3,413	B
Current portion of deferred revenue	—	2,500	(2,500)	C	—

Total current liabilities	1,495	3,349	(19)		4,825

Long-term liabilities:
Deferred revenue	—	743	—		743
Other long-term liabilities	—	—	—		—

Total long-term liabilities	—	743	—		743

Stockholders’ equity:
Preferred stock	—	—	—		—
Common stock	9	—	6	A	60
			(5)	D
			50	E
Additional paid-in capital	8	215,213	1,158	A	21,745
			(215,213)	D
			20,629	D
			(50)	E
Accumulated deficit	(1,470)	(211,154)	(232)	A	(2,729)
			(3,413)	B
			211,154	D
			(6,114)	D
			8,500	C

Total stockholders’ equity	(1,453)	4,059	14,084		19,076

Total	$42	$8,151	$14,065		$24,644

The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

	For the Six Months Ended June 30, 2017
(in thousands)	Private Daré	Historical Cerulean Pharma	Pro Forma Adjustments		Pro Forma Combined
Consolidated Statement of Operations Data:
Revenue	$—	$1,834	$—		$1,834
Operating expenses:
Research and development	—	5,943	—		5,943
General and administrative	708	6,962	—		7,670
Asset sale to BlueLink Pharmaceuticals, Inc.	—	(1,500)	—		(1,500)

Total operating expenses	708	11,405	—		12,113

Other income (expense):
Interest income	—	53	—		53
Interest expense	(34)	(956)	(232)	A	(1,222)

Total other expense, net	(34)	(903)	(232)		(1,169)

Net loss attributable to common stockholders	$(742)	$(10,474)	$(232)		$(11,448)

Net loss per share attributable to common stockholders:
Basic and diluted	$(0.08)	$(0.36)			$(0.19)
Weighted-average common shares outstanding:
Basic and diluted	9,100,000	29,028,650			60,468,807

The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

	For the Year Ended December 31, 2016
(in thousands)	Private Daré	Adjusted Historical Cerulean Pharma	Pro Forma Adjustments		Pro Forma Combined
Consolidated Statement of Operations Data:
Revenue	$—	$766	$—		$766
Operating expenses:
Research and development	400	27,565			27,965
General and administrative	231	10,355			10,586
Asset sale to BlueLink Pharmaceuticals, Inc.	—	(1,500)	—		(1,500)

Total operating expenses	631	36,420	—		37,051

Other income (expense):
Interest income	—	86	—		86
Interest expense	(42)	(2,847)	(321)	A	(3,210)

Total other expense, net	(42)	(2,761)	(321)		(3,124)

Net loss attributable to common stockholders	$(673)	$(38,415)	$(321)		$(39,409)

Net loss per share attributable to common stockholders:
Basic and diluted	$(0.08)	$(1.39)			$(0.54)
Weighted-average common shares outstanding:
Basic and diluted	8,315,574	27,710,403			73,152,086

The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

Daré Bioscience, Inc.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Note 1. Basis of Presentation

On July 19, 2017, Cerulean Pharma Inc. (“Cerulean”), completed its business combination with Daré Bioscience Operations, Inc. (“Private Daré”), in accordance with the terms of the Stock Purchase Agreement, dated as of March 19, 2017 (the “Daré Stock Purchase Agreement”), by and among Cerulean, Private Daré and the holders of capital stock and securities convertible into capital stock of Private Daré named therein (the “Selling Stockholders”). Pursuant to the Daré Stock Purchase Agreement, each Selling Stockholder sold their shares of capital stock of Private Daré to Cerulean in exchange for newly issued shares of Cerulean common stock and, as a result, Private Daré became a wholly owned subsidiary of Cerulean. Immediately prior to completion of, the transactions contemplated by the Daré Stock Purchase Agreement (the “Daré Transaction”), Cerulean filed two Certificate of Amendments to its Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware to, effective as of July 20, 2017, effect a 1-for-10 reverse stock split of its common stock (the “Reverse Stock Split”), and to change its name from “Cerulean Pharma Inc.” to “Daré Bioscience, Inc.” (the “Company”).

With respect to the Daré Transaction, the Company has concluded that the Daré Transaction represents a reverse acquisition business combination pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”), based on the structure of the Daré Transaction and the resulting relative voting rights, composition of the board of directors and senior management of the combined entity, being in favor of Private Daré. Accordingly, under ASC 805, Private Daré is the accounting acquirer. The Company has not yet completed a valuation analysis of the fair market value of Cerulean’s assets to be acquired and liabilities to be assumed. Using the estimated total consideration for the Daré Transaction, the Company has estimated the allocations to such assets and liabilities. This preliminary purchase price allocation has been used to prepare pro forma adjustments in the unaudited pro forma condensed combined balance sheet. The final purchase price allocation will be determined once the Company has determined the final consideration and completed the detailed valuations and other studies and necessary calculations. The final purchase price allocation could differ materially from the preliminary purchase price allocation used to prepare the pro forma adjustments. The final purchase price allocation may include (1) changes in allocations to intangible assets and goodwill based on the results of certain valuations and other studies that have yet to be completed, (2) other changes to assets and liabilities and (3) changes to the ultimate purchase consideration.

Private Daré and Cerulean did not record any provision or benefit for income taxes during the six months ended June 30, 2017, or the year ended December 31, 2016 because each company incurred a pre-tax loss and each company maintains a full valuation allowance on its deferred tax assets. Accordingly, no tax effects have been provided for the pro forma adjustments described in Note 4, “Pro Forma Adjustments.”

The terms of the Daré Transaction and the consideration paid in the Daré Transaction were determined through arm’s length negotiations between and Private Daré and Cerulean. As specified in the Daré Stock Purchase Agreement, the final exchange ratio was based on the net cash balances of Private Daré and Cerulean at closing. The unaudited pro forma condensed combined balance sheet as of June 30, 2017 and unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2017 have been prepared to reflect the following outcomes:

•	Based on net cash balances of both companies on July 19, 2017, Cerulean stockholders own approximately 49% of the combined shares of the Company.

Daré Bioscience, Inc.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

•	Stockholders voted to approve both the Novartis Transaction and the Daré Transaction, and the sale of assets to Novartis on July 19, 2017 has been reflected.

•	Cerulean’s closing share price and common shares outstanding on July 19, 2017 have been used to determine the market value of the shares issued to the Private Daré Selling Stockholders.

•	The unaudited pro forma condensed combined financial statements do not give effect to the Reverse Stock Split that was implemented on July 19, 2017.

Daré Bioscience, Inc.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Note 2. Significant Transactions Included in the Historical Financial Statements of Cerulean

On March 19, 2017, Cerulean entered into an asset purchase agreement with BlueLink Pharmaceuticals, Inc. for the sale of all of Cerulean’s right, title and interest in and to its clinical product candidates CRLX101 and CRLX301 including the accompanying intellectual property rights and know-how. The sale of the assets for $1.5 million is recorded as an offset to operating expenses in the historical Cerulean statement of operations for the six months ended June 30, 2017 as there was no cost basis for the underlying assets sold to BlueLink recorded on the balance sheet. Cerulean incurred research and development expense related to the clinical product candidates CRLX101 and CRLX301 of approximately $24.1 million for the year ended December 31, 2016 and $5.9 million for the six months ended June 30, 2017. Such amounts will not be incurred in future periods but have not been adjusted for in the Adjusted Historical Cerulean pro forma information due to the non-recurring nature of the adjustments.

In March 2017 Cerulean entered into a payoff letter with Hercules Capital, Inc. (formerly known as Hercules Technology Growth Capital, Inc.) (“Hercules”), pursuant to which Cerulean agreed to pay off and thereby terminate that certain Loan and Security Agreement dated as of January 8, 2015 with Hercules as lender (the “Hercules Loan Agreement”). Pursuant to the payoff letter, Cerulean paid, on March 20, 2017, a total of $12.4 million to Hercules, representing the principal, accrued and unpaid interest, fees, costs and expenses outstanding under the Hercules Loan Agreement then outstanding in repayment of its outstanding obligations under the Hercules Loan Agreement. Cerulean incurred interest expense of approximately $2.2 million for the year ended December 31, 2016 and $0.8 million for the six months ended June 30, 2017 related to the Hercules Loan Agreement. Such amounts will not be incurred in future periods but have not been adjusted for in the Adjusted Historical Cerulean pro forma information due to the non-recurring nature of the adjustments.

Note 3. Preliminary Purchase Price

The preliminary estimated purchase price of the Daré Transaction was $20.6 million using Cerulean’s share price for its common stock and the shares issued to the Private Daré Selling Stockholders on July 19, 2017. Note that the Daré Transaction is treated as a reverse merger for accounting purposes, and the purchase consideration determined in accordance with accounting principles generally accepted in the United States of America will be based on the market capitalization of Cerulean and the value of the shares held by the Cerulean stockholders on the date of the Daré Transaction. The estimated fair value of the net assets acquired is $10.2 million.

Management of the Company has concluded that the Daré Transaction is a business combination and will apply the acquisition method of accounting. Under the acquisition method of accounting, the total purchase price is allocated to the acquired tangible and intangible assets and assumed liabilities of Cerulean based on their estimated fair values as of the proposed Daré Transaction closing date. The excess of the purchase price over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill. To the extent the actual purchase price varies from the estimated purchase price used in these unaudited pro forma condensed combined financial information, the impact will be an increase or decrease in goodwill.

The allocation of the total preliminary estimated purchase price to the acquired assets and liabilities assumed of Cerulean based on the estimated fair values as of June 30, 2017, adjusted for estimated operating costs through the close of the Daré Transaction on July 19, 2017, is as follows (in thousands):

Cash and cash equivalents	$13,244
Accounts receivable, prepaid expenses, and other current assets	890
Accounts payable, accrued expense and other liabilities	(3,961)

Net assets acquired	10,173
Less: estimated purchase price	(20,625)

Goodwill and intangible assets	$10,451

Daré Bioscience, Inc.

Notes to the Unaudited Pro Form Condensed Combined Financial Information

The purchase accounting assumes the Daré Transaction occurred on June 30, 2017, however, both companies continued to fund their operations through the close of the Daré Transaction with cash on hand. The purchase price allocation will remain preliminary until the Company’s management determines the fair values of assets acquired and liabilities assumed. The final determination of the purchase price allocation is anticipated to be completed as soon as practicable after completion of the Daré Transaction and will be based on the fair values of the assets acquired and liabilities assumed as of the Daré Transaction closing date.

Note 4. Pro Forma Adjustments

The unaudited pro forma condensed combined financial information includes pro forma adjustments that are (i) directly attributable to the Daré Transaction, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the results of operations of the combined company. The unaudited pro forma condensed combined financial information does not give effect to the Reverse Stock Split.

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2017 and the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2017 and year ended December 31, 2016 are as follows:

A.	To reflect the conversion of $852,500 and $697,500 as of June 30, 2017 and December 31, 2016, respectively, in aggregate principal of, and accrued interest on, Private Daré’s convertible promissory notes into 6,388,050 and 6,214,368 shares of Private Daré common stock as of June 30, 2017 and December 31, 2016, respectively, which in turn are exchanged for shares of Cerulean common stock as part of the Daré Transaction.

B.	To record Private Daré’s costs to close, and Cerulean’s change in controls costs and costs to close.

C.	To record the Novartis Transaction.

D.	To record goodwill and intangible assets as a result of the Daré Transaction.

Estimated value of 31,440,157 shares of Cerulean common stock	$20,625
Less: historical Cerulean shareholders’ equity as of June 30, 2017	(4,059)
Adjustment for preliminary purchase accounting	(6,114)

$10,451

E.	To reflect the reclassification of Private Daré’s par value of common stock and additional paid-in capital in connection with the purchase of all shares of Private Daré’s common stock with newly issued shares of Cerulean’s common stock.